Exhibit 99.1
CONTACT: Jim Kosowski
304-234-2440
RELEASE DATE: November 8, 2005
FOR IMMEDIATE RELEASE
WHEELING-PITTSBURGH CORPORATION ANNOUNCES
2005 THIRD QUARTER RESULTS
WHEELING, WV, November 8, 2005 — Wheeling-Pittsburgh Corporation (NASDAQ:WPSC), the holding company of Wheeling-Pittsburgh Steel Corporation, today reported its financial results for the quarter ended September 30, 2005.
     For the third quarter of 2005, the Company reported a net loss of $21.1 million, or $(1.47) per diluted share. This compares to net income of $35.5 million for the third quarter of 2004, or $3.42 per diluted share.
     Third quarter steel shipments were 567,577 tons as compared to steel shipments of 535,575 tons in third quarter of 2004. Third quarter 2005 revenue was $374.9 million versus $401.8 million in third quarter 2004, a decrease of $26.9 million. Third quarter 2005 revenues also included $21.0 million related to the sale of raw materials. The average selling price per ton of steel products in the third quarter was $623 per ton, compared to $750 per ton in third quarter 2004, a $127 per ton decrease.
     Cost of sales for the third quarter increased by $50.4 million over third quarter 2004 to $371.9 million. Cost of sales for steel products totaled $357.4 million versus $321.5 million in third quarter 2004, an average of $630 per ton in third quarter 2005, as compared to $600 per ton in the third quarter 2004, principally due to increasing raw material costs.
     On September 29, 2005, the Company amended its term loan agreement, which allowed the Company to contribute its coke producing facility to a new joint venture. The amended term loan agreement also provided for a liquidity enhancement of up to $75 million and provided for financial covenant relief for the third and fourth quarters of 2005. With this relief, the Company was in compliance with the covenants for the third quarter 2005, however, we may not be able to satisfy certain financial covenants under the term loan agreement in the future. As a result, the long-term portion of the term loan agreement was reclassified as a current liability as of September 30, 2005. The Company is pursuing remedies for this matter.
     “Results for the third quarter were adversely affected by falling steel prices and high or increasing raw material costs. We did, however, consummate the coke plant joint venture late in the third quarter, which will provide sufficient funding to completely rebuild the coke plant facility so that we will remain self-sufficient with respect to our coke needs. Completion of the joint venture also allowed us to repay our revolver and together with the liquidity enhancement increased our liquidity to $168 million at the end of the third quarter,” said James G. Bradley, Wheeling-Pittsburgh Chairman and Chief Executive Officer.

     Management will conduct a live call today at 11 a.m. ET to review the Company’s financial results and business prospects. Individuals wishing to participate can join the conference call by dialing 800-257-2182 or 303-205-0044. A replay will be available until November 15, 2005 by dialing 800-405-2236 or 303-590-3000, and using the pass code 11043659. The call can also be accessed via the Internet live or as a replay through http://www.fulldisclosure.com.
     This release may contain projections or other forward-looking statements regarding future events or the future financial performance of Wheeling-Pittsburgh Corporation that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to the “Business — Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and other reports and filings with the SEC, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. These risk factors include, among others, the Company’s potential inability to generate sufficient operating cash flow to service or refinance its indebtedness, concerns relating to financial covenants and other restrictions contained in its credit agreements, intense competition, dependence on suppliers of raw materials, the difficulties involved in ramping up production from our electric arc furnace, and cyclical demand for steel products. In addition, any forward-looking statements represent Wheeling-Pittsburgh Corporation’s views only as of today and should not be relied upon as representing the Company’s views as of any subsequent date. While Wheeling-Pittsburgh Corporation may elect to update forward-looking statements from time to time, the Company specifically disclaims any obligation to do so.
About Wheeling-Pittsburgh:
Wheeling-Pittsburgh is a steel company engaged in the making, processing and fabrication of steel and steel products using both integrated and electric arc furnace technology. The Company’s products include hot rolled and cold rolled sheet, and coated products such as galvanized, pre-painted and tin mill sheet. The Company also produces a variety of steel products including roll formed corrugated roofing, roof deck, floor deck, bridgeform and other products used primarily by the construction, highway and agricultural markets.
The Company’s condensed consolidated statements of operations and condensed consolidated balance sheets are attached.
###

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share amounts)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
		2004		2004
	2005	Restated *	2005	Restated *
Revenues:
Net sales, including sales to affiliates of $80,169, $109,496, $259,618 and $271,702	$374,891	$401,800	$1,189,636	$1,032,127

Cost and expenses:
Cost of sales, including cost of sales to affiliates of $85,802, $91,238, $258,218 and $231,920, excluding depreciation and amortization expense	371,942	321,516	1,113,879	870,405
Depreciation and amortization expense	7,729	7,756	25,621	22,957
Selling, general and administrative expense	17,935	17,836	52,829	49,311

Total cost and expenses	397,606	347,108	1,192,329	942,673

Operating income (loss)	(22,715)	54,692	(2,693)	89,454
Interest expense and other financing costs	(5,223)	(4,392)	(16,763)	(14,669)
Other income	2,842	4,859	8,903	12,524

Income (loss) before income taxes	(25,096)	55,159	(10,553)	87,309
Income tax provision (benefit)	(3,887)	19,625	(71)	31,457

Net income (loss) before minority interest	(21,209)	35,534	(10,482)	55,852
Minority interest in loss of consolidated subsidiary	62	—	62	—

Net income (loss)	$(21,147)	$35,534	$(10,420)	$55,852

Earnings (loss) per share:
Basic	$(1.47)	$3.52	$(0.73)	$5.76
Diluted	$(1.47)	$3.42	$(0.73)	$5.62

Weighted average shares (in thousands):
Basic	14,386	10,091	14,235	9,699
Diluted	14,386	10,393	14,235	9,946

Shipments — tons	567,577	535,575	1,637,068	1,622,750
Production — tons	570,242	604,509	1,820,109	1,821,877

*	Amounts reported for the quarter and nine months ended September 30, 2004 have been restated as a result of the retrospective application of the change in accounting for stock options.

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

		December 31,
	September 30,	2004
	2005	Restated *
Assets
Current assets:
Cash and cash equivalents	$14,941	$31,198
Accounts receivables, less allowance for doubtful accounts of $2,697 and $2,697	149,156	144,509
Inventories	161,908	156,669
Prepaid expenses and deferred charges	16,573	29,953

Total current assets	342,578	362,329
Investment in and advances to affiliated companies	53,128	53,016
Property, plant and equipment, less accumulated depreciation of $67,769 and $42,536	534,668	487,308
Deferred income tax benefits	26,384	18,751
Restricted cash	24,808	12,502
Other intangible assets, less accumulated amortization of $1,638 and $1,346	4,882	5,174
Deferred charges and other assets	35,854	16,406

Total assets	$1,022,302	$955,486

Liabilities
Current liabilities:
Accounts payable, including book overdrafts of $9,482 and $8,894	$93,474	$92,434
Short-term debt	—	—
Payroll and employee benefits payable	49,519	48,611
Accrued income and other taxes	9,756	10,073
Deferred income taxes payable	26,384	18,751
Accrued interest and other liabilities	6,909	7,843
Deferred revenue	10,810	—
Long-term debt due in one year	229,795	31,427

Total current liabilities	426,647	209,139
Long-term debt	92,115	302,156
Employee benefits	133,805	135,608
Other liabilities	14,497	17,978

Total liabilities	667,064	664,881

Minority interest in consolidated subsidiary	67,269	—

Stockholders’ equity
Preferred stock — $.001 par value; 20,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock — $.01 par value; 14,671,849 and 14,437,223 shares issued; 14,665,183 and 14,433,223 shares outstanding	147	144
Additional paid-in capital	275,148	267,327
Accumulated earnings	12,774	23,194
Treasury stock, 6,666 and 4,000 shares, at cost	(100)	(60)

Total stockholders’ equity	287,969	290,605

Total liabilities and stockholders’ equity	$1,022,302	$955,486

*	Amounts reported as of December 31, 2004 have been restated as a result of the retrospective application of the change in accounting for stock options.